Exhibit 10.9.2
FORM OF
FIRST AMENDMENT
TO THE
EXECUTIVE AGREEMENT
     THIS FIRST AMENDMENT to the Executive Agreement is made as of November 28, 2007 by and between Parametric Technology Corporation., a Massachusetts corporation (the “Company”) and [executive] [executive’s home address] (the “Executive”).
     WHEREAS, the Company and the Executive entered into an Executive Agreement as of August 29, 2006 to provide certain payments and benefits to the Executive if his employment with the Company is terminated without cause or if certain other events occur (the “Agreement”);
     WHEREAS, pursuant to and in accordance with Section 10 of the Agreement, the Company and the Executive desire to amend the Agreement to, among other things, comply with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986 (“Code Section 409A”).
     NOW THEREFORE, in consideration of the foregoing promises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
     1. Section 1(e) is amended in its entirety to read as follows:
     “(e) “Good Reason” means the occurrence, without the Executive’s consent and without Cause, of any of the following events after or in connection with a Change in Control (provided that the Executive shall have given the Company written notice describing such event within ninety (90) days of its initial existence and the matter shall not have been fully remedied by the Company within thirty (30) days after receipt of such notice):
     (i) any reduction of the Executive’s annual base salary or target bonus as in effect at the date of the Change in Control; provided that any such reduction (not exceeding fifteen percent (15%) of either (A) such base salary or (B) the sum of such base salary and such target bonus) that is consistent with similar actions taken with respect to the base salaries and/or target bonuses of the other senior executives of the Company shall not constitute Good Reason;
     (ii) a material diminution in the substantive responsibilities or the scope of the Executive’s position, taking into consideration, without limitation, the dollar amount of the budget and the number of employees for which the Executive has responsibility (and a reduction of more than ten percent (10%) in such dollar amount or such number from that which was applicable at the date of the Change in Control shall be deemed a “material diminution” unless it is comparable to similar reductions then applicable to the Company’s executive officers generally);
     (iii) any breach by the Company of its material obligations under this Agreement;

     (iv) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or
     (v) any requirement that the Executive relocate to a work site that would increase the Executive’s one-way commute distance by more than fifty (50) miles from the Executive’s then principal residence.”
     2. Section 3(c)(ii) is amended to add the following sentence to the end thereof:
     “The Company shall pay this lump sum payment within thirty (30) days following the Executive’s termination date.”
     3. Section 3(c)(iii)(A) is amended in its entirety to read as follows:
     “(iii)(A) a lump sum payment in an amount equal to one times his base salary plus his target bonus, such salary to be the highest annual salary (excluding any bonuses) in effect with respect to the Executive during the six-month period immediately preceding the Executive’s termination and such target bonus to be the highest target bonus in effect with respect to the Executive for (1) the year in which the Change in Control occurs, (2) the year following the year in which the Change in Control occurs, or (3) the year in which the Change in Control Termination occurs, whichever is highest, payable within thirty (30) days after the termination date;”
     4. The last sentence of the last paragraph of Section 3(c)(iii) is amended to read as follows:
     “Payments and benefits under this Section 3(c) shall be in lieu and without duplication of any amounts or benefits under Section 2, and the Executive shall be entitled to any such payments and benefits for no more than one year even if both such sections apply. If, in the event of a Change in Control Termination under Section 1(c)(iii), the Executive becomes entitled to payments under this Section 3(d) after he has begun to receive payments under Section 2, he shall be entitled to a make-up payment to ensure that he receives the higher amount payable hereunder for the full one-year period, with such make-up payment being made within thirty (30) days of the Change in Control Termination.”
     5. A new Section 4A, Certain Payments to Specified Employees is added to read as follows:
     “4A. Certain Payments to Specified Employees. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s separation from service with the Company (in connection with a Change in Control Termination or otherwise), no payment or benefit payable or provided to the Executive pursuant to this Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Executive’s termination of employment with the Company will be paid or provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of the Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which the Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Executive’s separation from service (or if such date does not fall on a business day of the Company, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.”
     6. A new Section 5(b)(iv) is added to read as follows:
     “(iv) Notwithstanding anything to the contrary in this Section 5, the Gross-Up Payment shall in all events be paid by the Company to the Executive not later than the last day of the calendar year next following the calendar year in which the Executive remits the related taxes, in accordance with the requirements set forth in Treas. Reg. §1.409A-3(i)(1)(v).”
     7. Section 10(e) is amended to add the following to the end thereof:
     “The Company’s payment of any eligible expenses must be made no later than December 31 of the year after the year in which the expense was incurred.”
     8. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.
     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this First Amendment as of the date first written above.

PARAMETRIC TECHNOLOGY CORPORATION
By:
Title:

[NAME]